Exhibit 99.1

Bassett Furniture Industries, Inc. to Present at Water Tower Research's Inaugural Consumer Products Virtual Investor Conference on June 6, 2024

June 03, 2024 8:45 AM EDT | Source: Water Tower Research

Bassett, Virginia--(Newsfile Corp. - June 3, 2024) - Bassett Furniture Industries, Inc. (NASDAQ: BSET), announced today that Rob Spilman, Chief Executive Officer and Chairman of the Board, will be presenting at WTR's inaugural Consumer Products Virtual Investor Conference. Mr. Spilman will be participating via a virtual fireside chat with Budd Bugatch, WTR's Head of Consumer Hardlines, on June 6 at 11:15 am ET.

Bassett Furniture Industries, Inc. invites individual and institutional investors, as well as advisors and analysts, to attend online at https://bit.ly/3KnsHUp.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ: BSET), is a leading manufacturer and marketer of high quality home furnishings. With 88 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett's retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally. For more information, visit the Company's website at bassettfurniture.com. (BSET-E).

About Water Tower Research

Water Tower Research is modernizing Investor Relations through research-driven communications and Investor Engagement. Sound investment research begins with good information. At WTR, we help companies and investors connect by creating expert information flow and strategies that are the foundation of a successful modern investor relations platform. Our analysts and capital markets professionals bring decades of unrivaled Wall Street experience and insight to a new digital world of investor communications and engagement. Our research and investor content are distributed across traditional research aggregators like Bloomberg, FactSet, etc., proprietary direct distribution lists, social media, search engines, and our website. As a result, every institutional and retail investor has equal access to our high-quality company research. Our mission is to help companies take control of their IR program and proactively reach investors while bringing investors a consistent flow of quality information to help them understand our clients' businesses, industries, and the investment opportunities they present.

For further information:

Bassett Furniture Industries, Incorporated
J. Michael Daniel, Senior Vice President and Chief Financial Officer
(276) 629-6614 - Investors

Water Tower Research
Tim Regan
Chief Revenue Officer
(646) 300-1228
conferences@watertowerresearch.com